Exhibit 10.32

Summary of MeadWestvaco Corporation Annual Incentive Plan under 2005 Performance Incentive Plan, as amended

Under the MeadWestvaco Corporation Annual Incentive Plan (the “Plan”), which is a part of the 2005 Performance Incentive Plan, the Compensation and Organization Development Committee (the “Committee”) of the Board of Directors annually awards each executive an annual incentive award that is payable in cash. The size of each executive officer’s annual award is determined by application of his or her annual incentive target expressed as a percentage of base salary, which the Committee examines annually to confirm that the target is reasonable when viewed against external competitive market data, peer group and general industry trends.

Prior to 2009, annual cash incentives are payable only if designated objectives for key financial and/or operational metrics are met, unless they are reduced at the discretion of the Committee. These objectives for executive officers are set by the Committee, and generally include such targets as earnings before interest and taxes (“EBIT”), free cash flow, and EVA actions which include productivity, and general and administrative savings. Annual incentives are subject to a maximum payout of 200% of target performance with a minimum threshold equal to 50% of target, generally. In the event of below target performance, the Committee shall reduce award values to reflect proportional progress made towards target performance levels, except no awards are payable for performance below the threshold level. The company must generate sufficient cash flow from operations to cover dividends to shareholders and maintenance capital expenditures before annual cash incentives can be paid.

For 2009, the Committee established a performance-based incentive pool for executive officers equal to a designated target percentage of earnings before interest and taxes (“EBIT”). Assuming designated performance levels are achieved, funding of the pool will permit the Committee to pay annual cash incentives based on the attainment of additional key financial and/or operational metrics. These additional metrics for executive officers are also set by the Committee, and generally include targets for free cash flow, EVA actions (such as planned revenue reductions, capacity rationalization, capital expenditures and productivity) and also selling, general, administrative and other overhead savings. Individual annual incentives are subject to a maximum payout of 200% of target performance with a minimum threshold equal to 50% of target, generally. The Committee may adjust award values to reflect progress made towards target performance levels, provided no awards are payable in the event the designated percentage for threshold EBIT (which funds the incentive pool) is not met. The company must also generate sufficient cash flow from operations to cover dividends to shareholders and maintenance capital expenditures before annual cash incentives can be paid.